Exhibit 10.27

AGREEMENT
REGARDING THE
RELEASE OF A PERPETUAL RIGHT OF LEASEHOLD

Parties:

Fresh Park Venlo B.V.
as the Seller

and

HGIT Venrayseweg 100 Venlo Coöperatief U.A.
as the Buyer

relating to
Fresh Park Venlo
The Netherlands

TABLE OF CONTENTS

1.DEFINITIONS    5
2.AGREEMENT TO RELEASE / APA BUSINESS    14
3.PURCHASE PRICE    15
4.VAT AND TRANSFER TAX    17
5.COMPLETION    18
6.PAYMENT AND COSTS    20
7.SETTLEMENT PROPERTY CHARGES, RENT, BUILDING RELATED SERVICE CHARGES AND PARK MANAGEMENT RELATED SERVICE CHARGES    21
8.GENERAL COSTS    24
9.DESCRIPTION OF THE RELEASE OBLIGATIONS    24
10.WARRANTIES AND REPRESENTATIONS OF THE SELLER    25
11.INDEMNITIES BY THE SELLER    32
12.LEASES    32
13.ENVIRONMENT    34
14.WARRANTIES AND REPRESENTATIONS OF THE BUYER    34
15.DISCREPANCIES IN DIMENSIONS/DESCRIPTION    35
16.DUE DILIGENCE    35
17.SECURITY – ASSIGNMENT AND SET-OFF    36
18.NON-COMPETE    36
19.RISK AND INSURANCE    37
20.BREACH    37
21.LIMITATION OF LIABILITY    38
22.TRANSFERABILITY OF RIGHTS    40
23.TRANSFER OF RIGHTS AND CLAIMS    40
24.ADDITIONAL OBLIGATIONS SELLER    42
25.RIGHT OF FIRST OFFER/APPROVAL RIGHT SELLER    46
26.ANTI-SPECULATION DETAILS    48
27.CONFIDENTIALITY AND ANNOUNCEMENTS    49
28.STANDARD HINES GLOBAL INCOME TRUST CONFIDENTIALITY CARVE-OUT    50
29.CONDITION SUBSEQUENT    51
30.COOPERATION WITH BUYER'S AUDITORS AND SEC FILING REQUIREMENT'S    51
31.GENERAL TERMS AND CONDITIONS OF TAYLOR WESSING N.V.    52
32.CHOICE OF FORUM AND LAW    52
33.NOTARY    53
34.FINAL CLAUSES    53

ANNEXES

1.	DRAFT DEED OF LEASEHOLD

2.	DATA ROOM INDEX AND DATA ROOM MEMORY STICK

3.	Q&A

4.	INVESTMENT MEMORANDUM

5.	LEASE OVERVIEW

6.	LEASEHOLD CONDITIONS

7.	PROPERTY OVERVIEW

8.	[intentionally left blank]

9.	SOIL SURVEY REPORT ADVIESBUREAU TAUW

10.	ASBESTOS SURVEY REPORT ADVIESBUREAU TAUW

11.	[intentionally left blank]

12.	GENERAL CONDITIONS TAYLOR WESSING

13.	OVERVIEW DEEDS OF DELIVERY

14.	OVERVIEW DEPOSITS PAID BY LESSEES

15.	APA BUSINESS

16.	ENTITLEMENT TO LPV PLOTS

17.	SERVICE CHARGES OPERATIONS

18.	REMAINING FPV OWNERSHIP

19.	OVERVIEW MISSING LEASE SECURITIES

20.	NOTARY LETTER

21.	FRESH PARK VENLO AREA

22.	FPV-ROFR PROVISIONS

23.	OVERVIEW PROPERTY CHARGES

THIS AGREEMENT, is made on 5 October 2018,
by and between

1.
FRESH PARK VENLO B.V., a private company with limited liability (“besloten vennootschap met beperkte aansprakelijkheid”), incorporated under the laws of the Netherlands with its corporate seat in Venlo and its place of business at (5928 RH) Venlo, Venrayseweg 102, registered with the trade register of the Chamber of Commerce under number 12043597 (the “Seller”); and

2.
HGIT Venrayseweg 100 Venlo Coöperatief U.A., a cooperative with exclusion of liability ("coöperatie met uitgesloten aansprakelijkheid"), incorporated under the laws of the Netherlands, with its registered office in Amsterdam, with its business address at Naritaweg 165, 1043BW Amsterdam, the Netherlands and registered with the Dutch trade register under number 72645113 (the “Buyer”).

WHEREAS:

(A)	the Seller is the owner of the Property and wishes to release a perpetual right of leasehold with respect to the Property to the Buyer;

(B)	the Buyer wishes to obtain a perpetual right of leasehold with respect to the Property from the Seller;

(C)	the Buyer and its advisors conducted the Due Diligence;

(D)
the Seller and the Buyer wish to conclude the release of a perpetual right of leasehold on the basis of the terms and conditions laid down in this agreement (the "Agreement" as further defined hereafter);

(E)	the Seller has acquired full and unencumbered title to the LPV Plots as evidenced by the deed of transfer, of which a certified copy is attached hereto as Annex 16;

(F)
the Seller has obtained all consents, approvals and permits whether governmental, regulatory, corporate or otherwise relating to the transactions contemplated by this Agreement (the "Transaction"), and has timely (i) informed N.V. Waterleiding Maatschappij Limburg ("WML") of the intended release of a perpetual right of leasehold to the Buyer and (ii) submitted the Deed of Leasehold (as defined hereafter) to WML to enable it to assess that the Deed of Leasehold contains the obligations as required pursuant to the notarial deed creating a right of superficies (HYP4 59692/140) executed on 15 March 2011;

(G)	the Buyer has obtained sufficient financing of the Purchase Price from the Financing Bank on terms and conditions to Buyer’s satisfaction, on the basis of the fully executed facility agreement; and

(H)
the Seller provides certain management services, such as property development, property management and park management, in relation to the Property and for which it holds certain assets and has nine employees under contract (the “Management Organization”), which Management Organization the Seller wishes to sell and transfer and Hines Fresh Park Venlo B.V. wishes to purchase and acquire on the basis of terms and conditions laid down in the asset sale and purchase agreement (the “APA Business”) of which the agreed form is attached hereto as Annex 15.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1.	In this Agreement, the following words shall have the following meaning, unless specifically stated otherwise hereinafter:

Agreement	this agreement for the release of the perpetual right of leasehold with respect to the Property, including the recitals and the schedules thereto;
APA Business	has the meaning ascribed thereto in recital (H);
Blocked Person	has the meaning ascribed thereto in Clause 10.32.c;
Building Related Service Charges	any service charges under the Leases other than the Park Management Related Service Charges;
Business Day	any day (other than a Saturday, Sunday or official public holiday) on which banks are open for normal banking business in the Netherlands and Houston, Texas, the United States;
Buyer	has the meaning as described thereto in the heading of this Agreement;
Clause	means a clause of this Agreement;
Clients' Account
the clients' account referred to in clause 25 of the Dutch Notaries Act (“Wet op het Notarisambt”) in the name of the Notary (“Kwaliteitsrekening Taylor Wessing Notariaat”), with Rabobank, The Netherlands, under IBAN number NL19 RABO 0113702337 and SWIFT/BIC RABO NL 2U;

Damage
means all damage, losses, costs (including reasonable legal fees and expenses and reasonable experts' and consultants' fees), charges and expenses assessed in accordance with section 6:95 et. seq. of the DCC;

Data Room	the digital data room containing the documents as (i) listed on the index attached as Annex 2 and (ii) electronically stored on the memory stick attached thereto;

DCC	Dutch Civil Code (“Burgerlijk Wetboek”);
Deductible	means an amount of EUR 1 (in words: one euro);
Deed of Delivery
the notarial deeds by virtue of which the legal and beneficiary title to the Property have been transferred to the Seller, as included in the Data Room and as registered in the Land Registry, as listed in the overview attached Annex 13;

Deed of Leasehold
the notarial deed by virtue of which the perpetual right of leasehold (“eeuwigdurend recht van erfpacht”) with respect to the Property will be released to the Buyer, of which document an agreed form is attached as Annex 1;

Disclosed Information
the entirety of information relating to the Property contained in:
(a) the Data Room (Annex 2) to the extent such information was available in the Data room prior to 5 September 2018;
(b) the Q&A (Annex 3) to the extent such information was available in the Data room prior to 5 September 2018;
(c) the Investment Memorandum (Annex 4)
(d) this Agreement; and
(e) (i) the Land Registry, (ii) the trade register of the Chamber of Commerce (“handelsregister”) and (ii) the information publicly available on www.ruimtelijkeplannen.nl, available prior to 5 September 2018;

Due Diligence
the investigation of the Buyer and its advisors prior to 5 September 2018 in respect of the financial, commercial, technical, environmental, legal, fiscal aspects of the Property, on the basis of the Disclosed Information and other investigation performed by the Buyer with respect to the Property to the extent findings have been provided to the Buyer prior to 5 September 2018 in writing;

Encumbrance
means a pledge, mortgage, attachment, right of retention, or other security interest (zakelijk zekerheidsrecht) of any kind, or the commitment to create any of the foregoing, and to “Encumber” shall be construed accordingly;

Environmental Laws
means all laws and regulations concerning the protection of the environment or the generation, transportation, storage, treatment, emission or disposal of a dangerous substance and capable of enforcement by legal process in the Netherlands (including but not limited to the Environmental Management Act (Wet Milieubeheer));

Fairly Disclosed
means a fact or matter, which has been disclosed in sufficient detail prior to the date of this Agreement, in writing by or on behalf of the Seller in the Disclosed Information to enable a buyer of the Property, to make a reasonably detailed assessment of the facts or matters concerned, it being understood that where only reference is made to other documents and/or information and such other documents and/or information have not been made explicitly referred to and made available in the Disclosed Information but are required to make a reasonably detailed assessment of the relevant matter, the facts and matters in such other documents and/or information shall not have been disclosed to the Buyer;

Financing Bank
means any external financier (or any of their successors) responsible for (part of) the financing of the transaction envisaged by this Agreement, being, as at the date of this Agreement Deutsche Pfandbriefbank AG;

FPV-ROFR
means any right of first refusal or other rights pursuant to which the Seller, ZON Holding B.V. or any of their group companies has the right to offer or otherwise acquire any part of land in the Fresh Park Venlo Area, including the right to acquire a right of leasehold (erfpachtrecht) or similar right;

Fresh Park Venlo Area	means the land in the area of the Property as indicated in Annex 21 (Fresh Park Venlo Area) and each adjoining land plot;
Fundamental Warranties	has the meaning ascribed thereto in Clause 21.2;
Ground Rent	the amount that is due by the Buyer to the Seller periodically after the Transfer Date as compensation for the Right of Leasehold, as described in the Deed of Leasehold;
Hazardous Substances
means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour and in any case including asbestos) which is capable of causing harm or damage to the environment or the health of any person;

Indemnities	means the indemnities as set forth in Clause 11;

Land Registry	the public registers held by the Dutch Land Registry Office (“de Dienst voor het Kadaster en de Openbare Registers”);
Lease Overview	the lease overview with respect to the Property as set out in Annex 5;
Leasehold Conditions	the draft leasehold conditions (Annex 6);
Leases	the leases with the Lessees as listed in the Lease Overview;
Lessees	the lessees of the Property as appear from the Leases and the Lease Overview;
LPV Plots
the plots of land including all the buildings and further appurtenances erected thereon as set out in Annex 16 and as previous held by Logistic Park Venlo B.V., Logistic Park Venlo II B.V. and Logistic Park Venlo III B.V. and now owned by the Seller;

Notary	H.F.G. Stroom, civil law notary (“notaris”) officiating in Eindhoven, The Netherlands, or his deputy or successor, employed with the firm Taylor Wessing N.V.;
Notary Letter
means the letter from the Notary S&S to the Notary, the Parties, Hines Fresh Park Venlo B.V., and the Financing Bank describing inter alia the fund flows at the Transfer Date with regard to this Agreement and the APA Business, which letter shall be on customary terms (including insolvency checks) as attached hereto as Annex 20;

Notary S&S	O.W.J. Hoefnagels, civil law notary (“notaris”) officiating in Amsterdam, The Netherlands, or his deputy or successor, employed with the law firm Simmons & Simmons LLP;
OFAC List	has the meaning ascribed thereto in Clause 10.32.a;
Park Management Related Service Charges	Third-Party Management Contributions and any service charges/contributions related to the management of the park under the Leases;
Parties	Seller and Buyer;
Party	Seller or Buyer;

Property
the plots of land, located at Venrayseweg, Venlo, with a total size of approximately 1,095,968 square meters, including in total approximately 266,040 square meters lettable floor area of warehouses, mezzanines and offices and approximately 55,751 square meters of parking facilities, locally known as Fresh Park Venlo, including the LPV Plots, and including all the buildings and further appurtenances erected on the Property (and the LPV Plots). The Property is described in detail in the Property Overview;

Property Charges
the municipal property tax (“onroerende zaakbelasting”) insofar levied in respect of use pursuant to a right in rem (“the owners' part (“eigenaarsgedeelte”)), the water board charges, the sewerage charges and all other property charges, duties (rechten), taxes (belastingen) and charges (retributies en overige lasten) insofar as applicable to the Property;

Property Overview	the overview of the cadastral parcels which together form the Property as listed in Annex 7;
Purchase Price	the purchase price for the Right of Leasehold as specified in Clause 3;
Q&A	the list of Seller's answers provided to the Buyer's questions during the Due Diligence as listed in Annex 3;
Remaining FPV Ownership	has the meaning ascribed thereto in Clause 24.5;
Rent	all rents under the Leases;
Right of Leasehold	the perpetual right of leasehold (“eeuwigdurend recht van erfpacht”) with respect to the Property that will be released to the Buyer;
SEC	has the meaning ascribed thereto in Clause 28.1;
Seller	has the meaning as described thereto in the heading of this Agreement;
Seller’s Best Knowledge
means the knowledge of the Seller, ZON Holding B.V., the managing directors of the Seller and ZON Holding B.V., the Seller's advisers and each of the Seller's group companies and the Employees (as defined in the APA business) and deemed to include the knowledge which the Seller would have obtained after due and careful consideration and after having made full and diligent enquiry of all persons having knowledge of the relevant matters, including, where appropriate, professional advisers and experts. Any other similar statement or expression that refers to the knowledge, information, belief or awareness of the Seller, refers to the same definition;

Signing Date	the date of this Agreement;
Soil	means the soil and groundwater belonging to the Property;

Third-Party Management Contributions
all park management or other contributions from (current and new) third-parties within the Fresh Park Venlo Area, including any rights that the Seller or any of its group companies has to receive (park management or other) contributions from third parties within the Fresh Park Venlo Area (with the exception of possible ground rent due by a third-party for the use of plots of land in the Fresh Park Venlo Area that are not part of the Property);

Transaction	has the meaning ascribed thereto in recital (F);
Transfer	means execution of the Deed of Leasehold and other steps to be taken at the Transfer Date as agreed in this Agreement;
Transfer Date	the date on which the Deed of Leasehold will be executed, being the date of this Agreement, or so much earlier or later as the Parties agree in writing;
Transfer Tax	real estate transfer tax (“overdrachtsbelasting”);
TTA	Turnover Tax Act 1968 (“Wet op de omzetbelasting 1968”);
Ultimate Repair Date	has the meaning ascribed thereto in Clause 23.3;
U.S. Executive Orders	has the meaning ascribed thereto in Clause 10.32.b;
VAT	the turnover tax (“omzetbelasting”) as defined in the TTA due, in so far as due by law, at the statutory rate in force from time to time;
W&I Insurance Policy
means the insurance policy issued by the W&I Insurance Provider, with Buyer as policyholder and beneficiary to provide coverage to Buyer in relation to certain representations, warranties and indemnities made and given by Seller in the Warranties and in the Indemnities;

W&I Insurance Provider
means the insurance policy issued by the W&I Insurance Provider, with Buyer as policyholder and beneficiary to provide coverage to Buyer in relation to certain representations, warranties and indemnities made and given by Seller in the Warranties and in the Indemnities;

Warranties	means the warranties of the Seller included in Clauses 10.4 (Information) up to and including 10.32 (OFAC/Patriot Act AML and FCPA); and
Warranty Claim	means a claim by the Buyer for any breach or alleged breach of any of the Warranties.

1.2.	The definitions listed in Clause 1.1 can be used both singular and plural, without losing their meaning.

1.3.
Headings, numbering of Clauses, as well as the table of contents are solely meant to make reference easier and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof. No rights can be derived from the headings, numbering of Clauses and/or table of contents.

1.4.	In this Agreement, a reference to:

a.	a “subsidiary” or “holding company” is to be construed in accordance with Section 2:24a DCC;

b.	a "group company" is to be construed in accordance with Section 2:24a DCC.

2.	AGREEMENT TO RELEASE / APA BUSINESS

2.1.
On the terms and conditions set forth in this Agreement and in the Deed of Leasehold, the Seller hereby agrees to release the Right of Leasehold with respect to the Property to the Buyer on the Transfer Date and the Buyer hereby agrees to obtain the Right of Leasehold on the Transfer Date from the Seller.

2.2.
The (release of the) Right of Leasehold includes all the buildings and further appurtenances erected thereon as well as the movable property which, according to generally accepted views, is intended to sustainably serve the Property within the meaning of Section 3:254 DCC, in so far as such movable property does not belong to any third party or parties, with the exception of the movable property that is (to be) sold and transferred pursuant to the APA Business.

2.3.
The (release of the) Right of Leasehold does not include (i) the transitional services which will be arranged in a separate transitional services agreement between the relevant parties thereto and shall be a schedule to the APA Business and (ii) the Management Organization, which will be directly sold and transferred by the Seller to Hines Fresh Park Venlo B.V. on the basis of the APA Business. However, the APA Business is of great importance for the Buyer and is therefore inextricably linked with the investment of the Buyer in the Property (by means of obtaining the Right of Leasehold) pursuant to this Agreement.

2.4.
If, prior to Transfer, the Buyer learns that the Seller is, becomes, or appears to be a Blocked Person, the Buyer may delay the sale and Transfer contemplated by this Agreement pending its conclusion of its investigation into the matter of the Seller’s status as a Blocked Person. If through this investigation or otherwise, it is determined that the Seller is not a Blocked Person, the Buyer is liable for the damages sustained as a result thereof by the Seller. If the Buyer determines that the Seller is or becomes a Blocked Person, the Buyer shall have the absolute right to immediately terminate this Agreement without any liability for the Buyer and take all other actions necessary, or in the opinion of the Buyer, appropriate to comply with applicable laws regarding such Blocked Person, in which event the Buyer shall receive a return of any deposit paid if such return is acceptable under applicable U.S. law. The provisions of this Clause will survive termination of this Agreement.

3.	PURCHASE PRICE

3.1.	The Purchase Price of the Right of Leasehold is EUR 117,500,000 (in words: one hundred and seventeen million five-hundred thousand euro).

3.2.	The Purchase Price shall be paid by the Buyer to the Seller in accordance with Clause 6. All payments to be made pursuant to this Agreement are to be made in euro's.

3.3.	The Seller and the Buyer take into consideration that:
-    One of the buildings listed on the Annex to the Leasehold Conditions is building 3880 (cadastrally known as Municipality of Venlo, Section X, Number 1454 partially);
-    The arrangement as meant in Article 8.3.c. of the Leasehold Conditions, regarding a possible new discount if the leaseholder solely decides to rebuild or redevelop, therefore applies to building 3880;
-    Given the state of building 3880, that is accepted by the Buyer, the size of the plot, the expected pace of development of development land in the park, and the remaining period of the relevant lease of the building, the Buyer anticipates that the possible new discount as meant in Article 8.3.c. of the Leasehold Conditions will actually never (fully) apply to building 3880 due to the further conditions as arranged in the Leasehold Conditions, especially the maximization of total discount laid down in the final paragraph of Article 8.3 of the Leasehold Conditions.
Without prejudice, but in addition to the Leasehold Conditions the Seller and the Buyer agree that, exclusively regarding building 3880, and only during a period starting on January 1st 2021 up to and including December 31st 2023, the Seller will compensate the Buyer through payment of an amount, calculated on a yearly basis, equal to the difference between the amount of ground rent due, and the amount of ground rent that would have been due if the Leasehold Conditions would have contained that:
-    The arrangement as meant in Article 8.3.c. of the Leasehold Conditions, would also apply to building 3880 in case of vacancy;
-    The discount as meant in Article 8.3.c. of the Leasehold Conditions, would regarding building 3880 be calculated against a land value of one hundred and twenty euros per square meter (€ 120 / m2) instead of the average determined according to Article 7.2 of the Leasehold Conditions; and
-    As far as the discount as meant in Article 8.3.c. of the Leasehold Conditions, would not apply following the maximization of total discount laid down in the final paragraph of Article 8.3 of the Leasehold Conditions, the Seller will compensate the Buyer for the amount that would have been discounted extra if no maximization would have been applicable.
Any compensation due by the Seller to the Buyer shall be paid on the basis of this Agreement, but through settlement with the ground rent due by the Buyer to the Seller.

3.4.	The cost and premium for the W&I Insurance are for the account of the Buyer. However, the Seller and the Buyer declare that the aforementioned Purchase Price was established with consideration of the cost and premium for the W&I Insurance, and includes a settlement (to be regarded as a compensation by the Seller towards the Buyer) regarding these costs and premium, equal to an amount of EUR 200,000 (in words: two-hundred thousand euros).

4.	VAT AND TRANSFER TAX

4.1.	VAT

4.1.1.
The Parties acknowledge and agree that that it is considered that Article 19 and Article 29 of the COUNCIL DIRECTIVE 2006/112/EC of 28 November 2006 on the common system of Value Added Taxes and the relevant sections of national legislation implementing that the Directive on Value Added Taxes (such as section 37d of the Dutch VAT Act 1968 (Wet op de omzetbelasting 1968)) will apply to the Transaction, such that the Transaction is neither a supply of goods nor a supply of services but is treated as a transfer of a going concern for VAT purposes. The foregoing was confirmed by the Dutch tax authorities in the ruling received on 27 September 2018 by e-mail on request thereto by the Seller.

Transfer Tax

4.2.
Any and all Transfer Tax due for the transactions contemplated by this Agreement will be for the account of the Seller (‘verkoop vrij op naam’). Where any Transfer Tax is levied from the Buyer, Seller will fully reimburse and indemnify the Buyer for Transfer Tax, including interest and penalties.

4.3.
Considering that any and all Transfer Tax due for the transactions contemplated by this Agreement will be for the account of the Seller (‘verkoop vrij op naam’), the Buyer hereby allows the Seller to discuss the Transfer Tax position and affairs with the Dutch tax authorities and grants an irrevocable power of attorney to the Seller, with the right of substitution, provided that the Seller shall keep the Buyer fully informed and the Seller must take all the Buyer’s reasonable interests into account, and – to the extent such an objection, appeal, settlement or compromise could lead to imposing a fine and/or additional tax claim - shall not file any such objection or appeal and will not enter into any such settlement or compromise with respect to the aforementioned without the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or made conditional). This includes all that the Seller (and its tax advisor) deems necessary to, but is not limited to:

(i)            object with the Dutch tax authorities against the Transfer Tax return;
(ii)           object to the Transfer Tax assessment;
(iii)          appeal to the Court of Law (‘Rechtbank’);
(iv)          appeal to the Court of Appeal (‘Gerechtshof’);
(v)           appeal in cassation with the Supreme Court (‘Hoge Raad der Nederlanden’); and

(vi)          furthermore, to do all that that the Seller (and its tax advisor) deems necessary in connection with the objection and appeals, including the conclusion of compromises.
Every right to restitution of Transfer Tax in relation to the Transaction, including interest, is for the Seller.

5.	COMPLETION

5.1.
Prior to the Transfer Date, the Parties, Hines Fresh Park Venlo B.V., the Notary S&S and the Notary shall sign the Notary Letter, the Buyer shall procure that the Financing Bank signs the Notary Letter, and the Seller shall procure that ING Bank N.V. that currently has a right of mortgage on (part of) the Property has signed (an) irrevocable cancellation statement(s) as meant in the Notary Letter.

5.2.	On the Transfer Date, the Parties shall take each of the following steps in the following order:

a.	procure that the Seller and Hines Fresh Park Venlo B.V. shall execute the APA Business;

b.
execute the Deed of Leasehold before the Notary (in accordance with the Notary Letter, including that the execution will not take place until after the Notary has confirmed that ING Bank N.V. that currently has a right of mortgage on (part of) the Property has signed (an) irrevocable cancellation statement(s) and has provided (an) irrevocable redemption statement(s) as meant in the Notary Letter, and the funds necessary to fulfil the payment obligations described in this(these) cancellation statement(s) are transferred into the Clients’ Account).

5.3.
The Buyer shall not be obliged to obtain the Right of Leasehold – pursuant to the Deed of Leasehold – unless the Seller, prior to the execution of the Deed of Leasehold, complies with all its obligations under this Agreement and the APA Business.

5.4.	The Notary undertakes vis-à-vis the Parties to arrange for registration of the Deed of Leasehold in the Land Registry.

5.5.
If the Seller and/or the Buyer fails to perform any action which it is obliged to perform to effectuate Transfer and completion within the agreed time frame or, if no specific time frame was agreed, as soon as reasonably possible, the Buyer (in case of failure on the part of the Seller) respectively the Seller (in case of failure on the part of the Buyer) shall be entitled to, at its sole discretion and in addition to, and without prejudice to, any other rights, claims or remedies available under this Agreement or by applicable Law (including its right to claim Damage, irrespective whether this Agreement is terminated):

a.	demand from the non-performing Party to perform the relevant action or actions on a day and time to be determined by the other Party;

b.	determine a new date for Transfer, which date shall be within fifteen (15) Business Days following the date of Transfer scheduled before, if any;

c.	demand from the non-performing Party to fully cooperate to effectuate Transfer so far as practicable taking into account the defaults which have occurred; or

d.
after a new date for Transfer has been set and Transfer did not take place on such new date, terminate this Agreement without any liability on its part, by giving written notice thereof to the non-performing Party.

Parties agree that in case of conflict between his Clause 5.5 and Clause 20 (Breach), the terms and conditions of Clause 20 (Breach) shall prevail and the Party that is not in default may have the choice to choose which Clause its invokes.

6.	PAYMENT AND COSTS

6.1.	The Parties shall procure that the payment of:

a.	the Purchase Price;

b.	taxes and other charges; and

c.	the settlement of the Property Charges, Rent, and any deposits paid by the Lessees or invoiced by the Seller, shall at Transfer (and without prejudice to any right to claim by the Buyer) be made via the Clients' Account, in accordance with the terms of this Agreement and the Notary Letter.

6.2.
The Buyer shall pay or procure the payment of an amount equal to the Purchase Price (the "Transfer Date Buyer Payments") into the Clients' Account in such a way that the Clients’ Account has been credited by no later than 12:00 a.m. on the Transfer Date.

6.3.	The Seller shall procure the payment of an amount equal to the:

a.
EUR 2.726.462,24 (in words: two million seven hundred twenty-six thousand and four hundred and sixty-two euro and twenty-four eurocent]) in relation to the settlement of the Rent to the extent (i) received or invoiced by the Seller and (ii) relating to the Transfer Date or the period thereafter; plus

b.	EUR 463,017.88 (in words: four hundred sixty-three thousand seventeen euro and eighty-eight eurocent) in relation to the deposits paid by the Lessees as follows from Annex 14, minus

c.	EUR 71,873.65 (in words: seventy-one thousand eight hundred and seventy-three euro and sixty-five eurocent) in relation to the settlement of the Property Charges;
(the balance of these being the "Transfer Date Seller Payments") by instructing the Notary to pay/settle this balance with the amount the Seller is entitled to after the Transfer, in accordance with Clause 6.7.

6.4.
Until registration in the Land Registry of a certified copy of the Deed of Leasehold as set out in Clause 5.3, the Notary shall hold the amount of the Transfer Date Buyer Payments for and on behalf of the Buyer. After the registration in the Land Registry of a certified copy of the Deed of Leasehold as set out in Clause 5.3 and the registration of the release of all Encumbrances as set out in Clause 5.2.b, the Notary shall hold the amount of the Transfer Date Buyer Payments for and on behalf of the Seller in accordance with the Notary Letter.

6.5.
Until execution of the Deed of Leasehold as set out in Clause 5.3, the Notary shall hold the amount of the Transfer Date Seller Payments for and on behalf of the Seller. After the execution of the Deed of Leasehold as set out in Clause 5.3, the Notary shall hold the amount of the Transfer Date Seller Payments for and on behalf of the Buyer in accordance with the Notary Letter.

6.6.
The Seller shall procure that all those creditors who at the time of registration of the Deed of Leasehold hold a mortgage over the Property or who have imposed any charge in execution against the Right of Leasehold and/or the Property, will be paid by the Notary via the Clients' Account, whatever sums are required in relation to the cancellation of their rights of mortgage or charge.

6.7.
The Seller, for the amount accruing to it, and the creditors mentioned in Clause 6.6, each for the amounts accruing to them, will not be entitled to payment of any amount of the Client's Account until the Notary has established, by means of an investigation of the public registers that the release has been effected in accordance with Clause 9.1. The Seller is aware and accepts that – in connection with this investigation – one or more Business Days may pass between the Transfer Date and the transfer of those payments due to the investigation to be performed by the Notary.

7.	SETTLEMENT PROPERTY CHARGES, RENT, BUILDING RELATED SERVICE CHARGES AND PARK MANAGEMENT RELATED SERVICE CHARGES
Property Charges

7.1.
All Property Charges due in connection with the Property shall be for the risk and account of the Seller, to the extent that these relate to the period up to and excluding the Transfer Date. The Seller shall timely pay any such Property Charges, whether due before, on or after the Transfer Date (provided these relate to the period up to and excluding the Transfer Date) and shall indemnify the Buyer in this respect.

7.2.	Other than Clause 12.1, all Property Charges due in connection with the Property as from and including the Transfer Date will be for the Buyer’s account.

7.3.
Attached hereto as Annex 23 is an overview from the Seller containing the Property Charges paid by the Seller but relating to the Transfer Date or the period thereafter and to be paid by the Seller to the Buyer at the Transfer Date as per Clause 6.3.c.

Rent, Building Related Service Charges and Park Management Related Service Charges

7.4.
Rents, Building Related Service Charges and Park Management Related Service Charges due pertaining to the period up to and excluding the Transfer Date shall be for the risk and the account of the Seller. If such Rents, Building Related Service Charges and Park Management Related Service Charges have not been received or invoiced by the Seller at the Transfer Date, the amounts due will be collected by the Buyer.

7.5.
Rents, Building Related Service Charges and Park Management Related Service Charges due pertaining to the period after and including the Transfer Date shall be for the risk and the account of the Buyer.

7.6.
Any Rents paid to the Seller or invoiced by the Seller in respect of the period after the Transfer Date will be settled between the Parties on the Transfer Date by payment by the Seller to the Buyer. Any Rents paid to the Seller after the Transfer Date in respect of the period after the Transfer Date shall be paid by the Seller to the Buyer within five (5) Business Days after the first Business Day the Seller has received the Rents, insofar these have not been settled between Parties on the Transfer Date.

7.7.
The balance of any Building Related Service Charges and Park Management Related Service Charges paid to the Seller or invoiced by the Seller, and the actual expenses in this regard incurred by the Seller will be settled with the Buyer as soon as practically possible after the Transfer Date on the basis of a calculation to be ascertained by the Parties in good faith, which with respect to the settlement of (i) the Building Related Service Charges shall mean shortly after 31 December 2018, and (ii) the Park Management Related Service Charges shall mean on or prior to 31 December 2018. Until the balance is ascertained and settled, costs in this regard charged to the Seller will be paid by the Seller (at the expense of the balance to be settled), and costs in this regard charged to the Buyer will be advanced by the Seller (at the expense of the balance to be settled). Any Building Related Service Charges and Park Management Related Service Charges paid to the Seller after the settlement as referred to in the preceding sentence in respect of the period after the Transfer Date shall be paid by the Seller to the Buyer within five (5) Business Days after the first Business Day the Seller has received the relevant Building Related Service Charges and/or Park Management Related Service Charges (insofar these have not been settled between Parties in accordance with this Clause 7.7).

7.8.
The Seller shall inform the Lessees about the envisaged transfer of the Property and shall assist the Buyer by informing the Lessees on the new bank account used for the collecting Rents within five (5) Business Days after the Transfer Date.

7.9.	Attached hereto as Annex 17 is an overview of all activities and operations carried out by the Seller between 1 January 2018 until the Transfer Date (the "Service Charges Operations").

7.10.
Each of the Seller and the Buyer shall procure that at the Transfer Date their respective representatives shall together review the gas, water and electricity meters of the various properties part of the Property and record such data in an overview to be signed by both representatives.

Third-Party Management Contributions

7.11.
The Parties hereby agree that as from the Transfer Date all Third-Party Management Contributions shall be for the benefit of the Buyer. As far as these rights are not transferred to the Buyer by operation of law through the establishment of the Right of Leasehold, these rights are separately transferred/assigned by the Seller to the Buyer pursuant to the Deed of Leasehold.

7.12.	The Parties hereby agree with respect to (the Third-Party Management Contributions from) (current and new) third parties within the park located on the Property, that as from the Transfer Date:

a.	the Buyer is authorized by the Seller to inform the relevant third parties within the park of the transfer of the rights as mentioned in Clause 7.11;

b.
the Seller shall provide the Buyer with full control over the arrangements with these third parties on (park management, or possible other) contributions inter alia by (i) keeping the Buyer fully up-to-date and providing the Buyer with all relevant information with respect to (any opportunity to commence negotiations about) the arrangements with these third parties, (ii) fully cooperating with the Buyer, and not doing or omitting to do anything without the approval of the Buyer, and (iii) granting an unconditional, irrevocable power of attorney in the Deed of Leasehold to the Buyer to act on behalf of the Seller in relation to (any negotiations and/or amendments concerning) the arrangements with these third parties about (park management, or possible other) contributions; and

c.
the Seller shall by way of a perpetual clause (kettingbeding) impose these rights and obligations to each of its successors in the title to the Property, failure of which leads to the forfeiture of an immediately payable penalty in the amount of EUR 1,000,000 (one million euro’s), without limiting or precluding the right of Buyer to claim specific performance and/or actual damage, and that all these provisions will be included in the Deed of Leasehold.
Miscellaneous

7.13.
Subject to the other provisions of this Clause 7, the Buyer will take care of settlement with the Lessees of the Building Related Service Charges and Park Management Related Service Charges for the year 2018. The Seller will take care of and is fully responsible for settlement with the Lessees of the Building Related Service Charges and Park Management Related Service Charges for all preceding years.

7.14.	No settlement will be made in respect of any Rents, costs or charges, other than those referred to in this Clause 7.

8.	GENERAL COSTS

8.1.
The Parties shall each be responsible for all the costs of their own advisors in relation to the preparation and implementation of this Agreement and the transfer of the Property to the extent that no other explicit agreements have been made in this respect in this Agreement.

8.2.
The notarial costs (including taxes where applicable) in relation to the preparation and execution of the Deed of Leasehold and costs in relation to the transfer of the Property on the Transfer Date are for the account of and will be paid by the Seller.

9.	DESCRIPTION OF THE RELEASE OBLIGATIONS

9.1.	On the Transfer Date, the Seller shall release the Right of Leasehold to the Buyer on the Property, which:

a.	is unconditional and not subject to any curtailment, cancellation or annulment whatsoever, with the exception of what is mentioned in the Deed of Leasehold;

b.	is not subject to attachments, seizures or mortgages or registrations thereof, and is not subject to any other Encumbrances, with the exception of what is mentioned in the Deed of Leasehold;

c.	is not Encumbered by easements (“erfdienstbaarheden”), with the exception of easements mentioned in the Deed of Leasehold or appearing from the Land Registry or created by prescription ("verjaring");

d.
is not Encumbered by obligations attached to a certain capacity (“kwalitatieve verplichtingen”) in the meaning of article 6:252 DCC, with the exception of those mentioned in the Deed of Leasehold or appearing from the Land Registry;

e.	is not Encumbered with other special burdens and restrictions, with the exception of those mentioned in the Deed of Leasehold or appearing from the Land Registry;

f.
no qualified rights (tolerance obligations) are registered on as defined in the Public Works (Removal of the Impediments in Private Law) Act (Belemmeringenwet Privaatrecht), with the exception of those mentioned in the Deed of Leasehold or appearing from the Land Registry;

g.
no restrictions under public law (entered in the municipal register of restrictions) are registered on with the exception of those mentioned in the Deed of Leasehold or appearing from the Land Registry.

9.2.
The Property will be actually transferred from the Seller to the Buyer on the Transfer Date after the execution of the Deed of Leasehold in the condition the Property is in at that moment, such in accordance with the provisions as set out in this Agreement and subject to the Warranties, Indemnities and other terms and conditions of this Agreement.

10.	WARRANTIES AND REPRESENTATIONS OF THE SELLER
General

10.1.
The Seller hereby represents and warrants to the Buyer that each of the statements included in the Clauses 10.4 (Information) up to and including 10.32 (OFAC/Patriot Act AML and FCPA) is accurate, true and not misleading.

10.2.	The Seller acknowledges that the Buyer has entered into this Agreement in full reliance on the Warranties and other covenants contained herein.

10.3.
Each of the Warranties shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other terms of this Agreement.

Information

10.4.
The Disclosed Information (i) contains all relevant information and documents relating to the (construction of) the Property, the Right of Leasehold and the transactions contemplated by this Agreement and the APA Business, (ii) does not contain any untrue, inaccurate and/or misleading statement, fact, matter or circumstance and (iii) does not omit to state any statement, fact, matter or circumstances the omission of which would make the contents of such information untrue, inaccurate or misleading in any respect. The Seller has not withheld any information which is or would be of material importance for the customary due diligence of a reasonable professional investor or, had Buyer had knowledge thereof on the Signing Date would have caused Buyer not to enter into this Agreement or to have entered it only on different terms, including price.

Tax

10.5.	No VAT (other than described and addressed in Clause 4) and no Transfer Tax (other than addressed in Clause 4) will be due by the Buyer or any of its affiliates with respect to the Transaction.
Power and authority

10.6.
The Seller has the power to enter into, perform and deliver, and has taken all necessary action to authorise entry into, performance and delivery of, this Agreement, and the transactions contemplated in this Agreement.

10.7.	The Seller has obtained all consents, approvals and permits whether governmental, regulatory, corporate or otherwise relating to the transactions contemplated by this Agreement.

10.8.	On the Transfer Date:

a.	the Seller has the legal and beneficial ownership of the Property;

b.	the Seller is duly authorised to release the Right of Leasehold to the Buyer;

c.	no party is exercising any right of retention in respect of the Property; and

d.	the Property is not subject to any claims regarding (the title to) the Property.
Non-conflict with other obligations

10.9.	Entering into this Agreement and performance by the Seller of this Agreement and the transactions contemplated by this Agreement, do not and will not conflict with its constitutional documents.

10.10.	Entering into and performance by the Seller of and the transactions contemplated by this Agreement do not conflict with any law or regulation applicable to it on the Transfer Date.
Rights in rem, qualitative obligations, attachments

10.11.	On the Transfer Date, the Property will be free of Encumbrances or any registration (inschrijving) thereof to such an extent that the Right of Leasehold can be released in accordance with Clause 9.1.

10.12.	Other than as set out in the Deed of Leasehold, this Agreement or appearing from the Land Registry or possibly created by prescription ("verjaring"), there are no:

a.	obligations entailed by a particular title within the meaning of article 6:252 DCC (kwalitatieve verplichtingen);

b.	easements or servitudes;

c.	covenants or perpetual clauses in any subsequent transfer that need to be imposed upon the Buyer;

d.	claims by a local authority (ongevorderd) with respect to the Property and no third party is using the Property without any right or title; and

e.	preferential and/or pre-emption rights granted to third parties which have not been waived by the relevant third parties.
Charges and costs

10.13.	The charges as mentioned in Clause 7.1 have been paid, in so far as the relevant assessments have been imposed.

10.14.
As a result of the Transaction the Buyer shall not receive or become entitled to any income, fees, revenue, return or otherwise than rent with respect to the Leases and/or fees directly related to the Property in line with payments received by the Seller with respect to the Property prior to Completion.

Environment

10.15.	During the period the Seller (partially) owned the Property, the Seller complied with all environmental and planning requirements under public law.

10.16.	There are no actions of administrative or criminal enforcement actions pending, announced or expected.

10.17.	The permitted use under the Leases is in accordance with the zoning plan.

10.18.	No complaints from the neighbours have been received regarding on subjects of nuisance such as noise, air or odour pollution which could potentially result in legal proceedings.

10.19.	The zoning plan and the quality of the Soil do not prevent the construction of new (cooled) storage space on the Property.
State of the Property

10.20.
The Property has been built, used and maintained in accordance with all relevant contracts, standards, permits and regulations. The Property is in good condition, there are no maintenance backlogs, no contaminations and no defects known by the Seller or announced by a Lessee which have not been remedied yet or which did not form part of the Disclosed Information.

10.21.
For all structures on the the Property, if and when required by law, all integrated environmental permits and notifications pursuant to the Activities Decree (Activiteitenbesluit) and the Building Decree 2012 (Bouwbesluit 2012) and all required energy labels have been issued and/or obtained and have become final and conclusive. The Property complies with all zoning regulations, issued integrated environmental permits and all applicable (general) rules pursuant to the Activities Decree (Activiteitenbesluit). Furthermore, all notifications pursuant to the Building Decree 2012 (Bouwbesluit 2012) have been issued.

10.22.
The Seller nor any of the Lessees has used, disposed of, generated, stored, dumped, released, deposited, buried or emitted any Hazardous Substances at, on, from, to or under any of the Properties which under applicable Environmental Laws in force on the Transfer Date and in the context of the present use by the Seller of these real properties, on the Transfer Date would result in an order by a governmental body to the Seller to take remedial measures.

Public and civil law

10.23.
On the Transfer Date no orders or enforcement decisions have been made or announced in writing by government authorities that have not yet been carried out, or that have been carried out by a government authority but have remained unpaid.

10.24.	The Property has not been included in (pending applications for) a designation order or any entry of the Property in a register:

a.	as protected monument within the meaning of the Dutch Monuments and Historic Buildings Act 1988 (Monumentenwet 1988);

b.	as an urban or village conservation area or proposal thereto in the sense of the Dutch Monuments and Historic Buildings Act (Monumentenwet 1988);

c.	as a protected monument by the municipal or provincial authorities, except for preparations by the municipality to designate the Property as a municipal monument.

10.25.
The Seller is not aware that the municipality has adopted any urban renewal plan (“stadvernieuwingsplan”) or environmental order (“leefmilieuverordening”) within the meaning of the former Urban and Rural Regeneration Act (“Wet op de stads- en dorpsvernieuwing”) involving the Property;

10.26.
The Seller is not aware that the Property has been included in any designation, listing order or registration as an urban or village conservation area (“beschermd stads- of dorpsgezicht”) or in a pending request for an advice on such matters.

10.27.
The use of the Property by the Lessees does not violate public or private law. The Property has been built in accordance with all building permits and complies with all national and local norms, especially regarding fire and life safety.

10.28.
Other than as set out in the Deed of Leasehold or appearing from the Land Registry, there are neither qualified rights (tolerance obligations) registered in relation to the Property as defined in the Public Works (Removal of the Impediments in Private Law) Act (Belemmeringenwet Privaatrecht), nor has the Seller received any notices as defined in sections 2 or 8a of that Act.

10.29.	No restrictions under public law in relation to the Property have been entered in the municipal register of restrictions of the Land Registry.
Leases

10.30.	On the Transfer Date:

a.	the Property is leased out in accordance with the Lease Overview;

b.	the Property has no defect within the meaning of article 7:204 DCC;

c.	the Seller does not lack any necessary permits to lease out respectively to rent the Property;

d.	the Seller has fulfilled its obligations under the Leases;

e.	the Lessees have performed all their materially (payment of rent) obligations due under the Leases;

f.
the Leases (and further relevant documents that are part of the Disclosed Information) constitute the entire agreement between the Seller and the Lessees and there are no other agreements with the Lessees in place which will be transferred to the Buyer;

g.	there are (other than appearing from the documents that are part of the Disclosed Information) currently no disputes with any of the Lessees, nor are any disputes to be expected;

h.	the rental security provided by the Lessees is not invoked by the Seller nor will be invoked before or on the Transfer Date.
No disputes

10.31.	On the Transfer Date there are no disputes with respect to the Property, nor are there to Seller's Best Knowledge any disputes to be expected.
OFAC/Patriot Act AML and FCPA

10.32.
(A) neither the Seller, (B) nor any of its officers, managers nor directors, (C) nor any direct or indirect owner of 10% or more of the beneficial interests in the Seller, (D) nor, to the Seller’s knowledge, any other beneficial owner of the Seller:

a.
is listed in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers” (the “OFAC List”) published by the United States Office of Foreign Assets Control, as in effect from time to time, and as such list is located on the U.S. Department of Treasury’s website: http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx;

b.
is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in Executive Orders issued by the United States government pertaining to the OFAC List (the “U.S. Executive Orders”) or, to the Seller’s knowledge, is otherwise a person, entity or government with whom a United States person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation and/or executive orders;

c.
is owned or controlled by, or acts for or on behalf of, any person or entity on the OFAC List or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the U.S. Executive Orders pertaining to the List (any person referenced in this provision, or in provisions (a)-(b) above, is hereby referred to herein as a “Blocked Person”); and/or

d.
has made any bribe or other financial inducement to a public official or governmental employee in the past in connection with the acquisition, financing, operation or otherwise pertaining to the Property in violation of the Foreign Corrupt Practices Act of the United States of America and the rules and regulations promulgated thereunder.

11.	INDEMNITIES BY THE SELLER

11.1.
Without prejudice to or precluding any other rights or remedies which the Buyer may have under this Agreement or the law, the Seller undertakes to indemnify and hold the Buyer harmless (vrijwaren en schadeloosstellen) against all actions, claims, costs and expenses (including fees of legal and other advisers) for and in relation to each of the following matters:

a.
any claims from (a group company of) Groep Heylen Redevelopment B.V. relating to or in connection with the (transfer of the) LPV Plots and/or (the shares in the capital of) Logistic Park Venlo B.V., Logistic Park Venlo II B.V. and/or Logistic Park Venlo III B.V.;

b.
the wall and/or floor (panels) of object 3837 (cadastrally known as Municipality of Grubbenvorst, Section M, Number 616, Municipality of Venlo, Section X, Numbers 1465, 1467 and 1469) not being fully compliant, including for the avoidance of doubt the relevant contractor denying/disputing liability in relation thereto and any dispute(s) with or claim(s) from the Lessees in respect of such wall and/or floor panels; and

c.
any person other than the Employees (as defined in the APA Business) claiming that they have transferred to the Buyer on the basis of a transfer of undertaking (overgang van onderneming) or otherwise in connection with the transactions contemplated in the APA Business or this Agreement.

11.2.	These Indemnities shall be unlimited in time and the Buyer may opt in its sole discretion to claim damage for breach of a Warranty or under an Indemnity.

12.	LEASES

12.1.
Any current or future incentives granted to the Lessees pursuant to the Leases, such as rent-free periods and contributions to investments, shall be for the account of the Buyer and have been taken into account in the Purchase Price, with the exception of the one-time rent exemption which may be granted to Staay – van Rijn B.V. in relation to the EIA subsidy as referred to in clause 30.4 of the lease agreement between Staay – van Rijn B.V. and the

Seller dated 6 March 2017 shall remain for the account of the Seller, for which the Seller shall fully indemnify the Buyer. The foregoing does not change (and the Parties agree) that the EIA subsidy as referred to in clause 30.4 of the lease agreement between Staay – van Rijn B.V. and the Seller dated 6 March 2017 shall (if granted) be for the benefit of the Seller.

12.2.	The deposits provided by the Lessees have been listed in Annex 14 to this Agreement and shall be settled between the Parties on the Transfer Date, such in accordance with Clause 6.1.

12.3.	Insofar as necessary, the Seller shall fully cooperate with having any bank and/or corporate (parent company) guarantees registered in the name of the Buyer.

12.4.
In relation to the circumstance that the Lessees are obligated to make a security deposit or supply a bank guarantee in regard to the Leases and the Buyer was not able to ascertain that all Lessees have fulfilled this obligation and/or one or more of the security cannot be transferred to the Buyer on the Transfer Date, the Seller hereby warrants the payment obligations of all such Lessees to the Buyer and shall indemnify the Buyer in such respect, subject to the following conditions:

a.	the Buyer shall use its commercially reasonable best efforts to compel the respective Lessee to supply the security agreed upon directly to the Buyer;

b.
the Buyer can only claim payment under this Clause from the Seller for payments by the Lessees for which the missing security was intended for, up to the amount due by the Lessee and a maximum of the agreed upon amount of the security;

c.
this warranty and indemnity applies only to the Leases/Lessees that are set out in Annex 20, and ends in respect to each Lease/Lessee on the moment on which the respective security is validly and completely supplied directly to the Buyer by that Lessee, and shall lapse fifteen (15) months after the Transfer Date, unless to the extent the Buyer has sent a notice to the Seller with a claim pursuant to this Clause.

The Seller shall and shall procure that each of its group companies shall not claim under any security deposit or bank guarantee or other security provided by any of the Lessees or in relation to any of the Leases.

12.5.
Each of the Seller and Logistic Park Venlo III B.V. (also on behalf of any of its successor(s) in title (rechtverkrijgenden)) hereby irrevocably and unconditionally waives any rights it may have to claim under the bank guarantee provided by Deutsche Bank AG dated 31 July 2018 (with respect to Staay-Van Rijn B.V.) to the benefit of Logistic Park Venlo III B.V. (regardless the title of claim).

13.	ENVIRONMENT

13.1.
The Seller has ordered Adviesbureau Tauw to conduct an exploratory soil survey at the Property, which survey resulted in a report dated 25 August 2017 the title page of which is attached hereto as Annex 9.

13.2.
The Seller has ordered Adviesbureau Tauw to conduct an asbestos survey at the buildings at the Property constructed before 1993, which survey resulted in a report dated 7 August 2017 the title page of which is attached hereto as Annex 10.

13.3.
The Seller provided the Buyer with the relevant information with respect to the environmental soil condition and with respect to any pollution of the buildings on the Property (including installations therein) with any substance (including but not limited to asbestos) through the Disclosed Information in accordance with the Leasehold Conditions.

13.4.	The Buyer accepts the environmental state of the soil of the Property as set out in the survey reports as mentioned in Clauses 13.1 and 13.2.

14.	WARRANTIES AND REPRESENTATIONS OF THE BUYER

14.1.	The Buyer represents (“verklaart”) and warrants (“garandeert”) to the Seller on the Transfer Date that:

1.
it explicitly accepts the burdens and restrictions set out in the Deed of Delivery, this Agreement and those burdens and restrictions that are specified in the public registers in relation to immovable property and rights thereon, as defined in Clause 8.1 of the Land Register Act (“Kadasterwet”) in relation to the Property;

2.	it has been duly incorporated and is validly existing under the laws of its jurisdiction;

3.
it has the full power and authority to enter into this Agreement and to perform its obligations hereunder, which, when executed, and assuming due execution by the Parties, will constitute valid and binding obligations of the Buyer in accordance with its terms and the actual situation;

4.	it has taken all corporate action required by its articles of association and applicable law in connection with the entering into this Agreement and the performance of its obligations hereunder; and

5.	it is not known with any breach of the Warranties.

15.	DISCREPANCIES IN DIMENSIONS/DESCRIPTION

15.1.
If the measurements or dimensions of the Property is incorrect or incomplete, neither the Buyer nor the Seller shall derive any right from this, with the same applying to other discrepancies in the description of the Property. The above shall also apply to any boundary-exceeding constructions, incorrect indication of the number of square metres of gross floor area/lettable floor area in the Leases and/or the Lease Overview, deviations from zoning plans and/or other official regulations, deviations from specifications, or deviation from limitations stipulated in notarial deeds of the number of square metres to be constructed.

16.	DUE DILIGENCE

16.1.	The Buyer:

1.	has carried out the Due Diligence;

2.	was assisted by professional advisors;

3.
and its advisors were able to investigate the Disclosed Information including the documents included in the Data Room in respect of financial, commercial, construction, technical, environmental, legal and tax aspects and that Buyer and its advisors received sufficient answers on their queries for further explanation by Seller and its advisors;

4.	was able to carry out a factual investigation in respect of the technical, constructional and environmental condition of the Property and in that context access was given to the Property;

5.	was able to check the Land Registry, the trade register and municipal services.

17.	SECURITY – ASSIGNMENT AND SET-OFF

17.1.	The Seller shall not be entitled to set-off (verrekenen) or suspend (opschorten) any payment pursuant to this Agreement, unless this was specifically agreed upon in writing.

17.2.
The Parties hereby irrevocably and unconditionally agree and acknowledge that any and all claims under this Agreement and the APA Business (including for the avoidance of doubt any of the schedules thereto and therefore including the Right of Leasehold) of the Buyer and/or Hines Fresh Park Venlo B.V. against the Seller and/or ZON Holding B.V., will be capable of assignment or transfer by the Buyer to Hines Fresh Park Venlo B.V. or vice versa. The Seller hereby irrevocably confirms that it will cooperate with and provide its consent to any transfer or assignment of any claim against the Seller by the Buyer to Hines Fresh Park Venlo B.V. or by Hines Fresh Park Venlo B.V. to the Buyer and to the extent required hereby in advance irrevocably grants it cooperation and consent thereto.

17.3.
The Parties hereby irrevocably and unconditionally agree and acknowledge that, if so desired by the Buyer and/or Hines Fresh Park Venlo B.V., the Buyer and/or Hines Fresh Park Venlo B.V. may set-off or suspend any claim they may have against the Seller and/or ZON Holding B.V. (whether with respect to this Agreement (including for the avoidance of doubt any of the schedules thereto and therefore including the Right of Leasehold and therefore the Ground Rent) or otherwise) with any payment obligation or debt the Buyer and/or Hines Fresh Park Venlo B.V. may have to any of the Seller and/or ZON Holding B.V.

18.	NON-COMPETE

18.1.
Each of Seller and ZON Holding B.V. undertakes vis-à-vis the Buyer that it shall, and shall procure that each of it/their affiliates shall, refrain during a period of 2 years from the Transfer Date, both directly and indirectly through one of its/his affiliates (including entities belonging to their group) or otherwise from any business activities (including but not limited to participation as shareholder, partner or in any other capacity), which are in competition with or comparable to the activities as performed by the Seller up to the Transfer Date in connection with the Property, such as the leasing out of space at a location within 150 kilometers from the Property and establishment of a land bank, agribusiness or other distribution park within 150 kilometers from the Property, which is the area in which Seller would be in competition with the Property.

18.2.	For the avoidance of misunderstanding or disputes, the Parties explicitly agree that Clause 18.1 shall not limit:

a.
ZON Holding B.V.'s right to (i) continue its business consisting of the trade and auction of fruit and vegetables as conducted prior to the Transfer Date, (ii) lease real estate as a lessee to conduct its own business as conducted prior to the Transfer Date and (iii)

to lease the real estate cadastrally known as Municipality of Venlo, Section X, Number 1583 as a lessor;

b.
Seller or ZON Holding B.V.'s right to lease in the capacity of lessor the building 3813 (cadastrally known as Municipality of Venlo, Section X, Numbers 1588 and 1587) as addressed in and in compliance with Clause 24.4.

18.3.
In the event of a breach by Seller and/or ZON Holding B.V. of its obligations pursuant to Clause 18.1, the defaulting party (being both Seller and ZON Holding B.V. (on a joint and several basis) in the event an affiliate is in breach) shall forfeit to Buyer, without any further notice or demand being required, an immediately payable penalty in the amount of EUR 10,000,000 (in words: ten million Euro) for each violation and EUR 50,000 (in words: fifty thousand Euro) for each day that such violation took place or continues, without limiting or precluding the right of Buyer to claim specific performance and/or actual damage.

19.	RISK AND INSURANCE

19.1.	The Property is for the risk of the Seller until the Transfer Date. As per the Transfer Date, the Buyer will bear the risk and financial responsibility for the Property.

19.2.
The Seller will be obliged to keep the Property insured on extended terms for the reconstruction value against fire and other damage until 24:00 hours on the date on which the Deed of Leasehold is signed. The Buyer will insure the Property from 00:00 hours on the date on which the Deed of Leasehold is signed on extended terms for the reconstruction value against fire and other damage.

20.	BREACH

20.1.
The Seller shall – notwithstanding the limitation of Seller's liability under Clause 21 (Limitation of Liability) – be liable for any and all Damage and shall indemnify (vrijwaren) and hold the Buyer harmless (schadeloosstellen) in the event of any breach by the Seller of this Agreement.

20.2.
If either of the Parties, after having been given notice of default in accordance with Clause 34.6, defaults for a period of 10 Business Days or longer in the performance of one or more of the following obligations (a) pay the Purchase Price, (b) cooperate to transfer the Property or (c) hand over the Property to the Buyer on the Transfer Date, the non-defaulting Party will have the following alternative choices between:

a.
demanding performance of this Agreement, in which case the defaulting Party shall incur an immediately payable penalty of three pro mille of the Purchase Price per calendar day (or part-day) delay per the calendar day the aforementioned period of 10 Business Days has lapsed until the earlier of (i) the calendar day of performance or (ii) the accumulated payable penalty amounts to ten percent (10%) of the Purchase Price; or

b.	declaring this Agreement to be dissolved by means of a written statement, in which case the defaulting Party shall incur an immediately payable penalty of ten percent (10%) of the Purchase Price.

20.3.	Any penalty paid or owed will be deducted from any damages and will be in addition to any rights accrued between the Parties in any other valid arrangement.

21.	LIMITATION OF LIABILITY
W&I Insurance

21.1.
The Parties acknowledge that the W&I Insurance Policy provides coverage in accordance with its terms to the Buyer in relation to certain Warranties given by the Seller to the Buyer under this Agreement.

General

21.2.
The aggregate liability of the Seller towards the Buyer in respect of all claims in relation to a breach of one or more Warranties will not exceed the Deductible, except for the warranties included in Clauses 10.6 up to and including 10.13 (the “Fundamental Warranties”). The aggregate liability of the Seller towards the Buyer in respect of claims in relation to one or more of the Fundamental Warranties will not exceed the Purchase Price.

21.3.	The Buyer's right to claim compensation for Damage for breach of one or more of the Warranties lapses:

a.	with respect to the Fundamental Warranties: seven (7) years after the Transfer Date;

b.	with respect to the Warranties relating to taxes through expiry of the period relevant to such taxes under the applicable statute of limitations plus six (6) months;

c.	with respect to the other Warranties: 24 months after the Transfer Date, unless prior to the relevant expiry date notice of a claim has been given by the Buyer to the Seller in which case the Seller’s liability will survive the expiry date.

21.4.	The Seller shall not be liable in respect of any claim in relation to a breach of any of the Warranties in Agreement to the extent such claim is:

a.	attributable to anything arising directly from any matter, act, omission, or circumstance (or any combination thereof) that was Fairly Disclosed;

b.	attributable to anything arising directly from any act or omission (or any combination thereof) of the Seller at the explicit written request of the Buyer;

c.
attributable to anything arising directly from any matter, act, omission, or circumstance (or any combination thereof) pursuant to an action of the Buyer (or its directors, officers, employees or agents or successors in title) after the Transfer Date;

d.	attributable to the passing of, or any change in, any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental,

intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation after the Transfer Date;

e.	attributable to any change after the Transfer Date of any generally accepted interpretation or application of any law; and

f.	covered by a policy of insurance of the Buyer (other than the W&I Insurance Policy) and insofar as the Buyer has actually recovered thereunder.

21.5.
No liability shall attach to the Seller with respect to a breach of a Warranty in the event the aggregate liability of all claims pursuant to the Warranties does not exceed € 100,000 (in words: one hundred thousand euro) and in the event this threshold is exceeded, the Seller shall be liable for the full amount and not only for the excess.

21.6.	The sole recourse of the Buyer in respect of any Warranty Claim in excess of the Deductible shall be the W&I Insurance other than in relation to the Fundamental Warranties.

21.7.
The limitations set forth in this Clause 21 (Limitation of Liability) shall not apply in case of fraud (bedrog) or willful misconduct on the part of the Seller or a person acting on behalf of Seller with respect to the Due Diligence, in the negotiation of this Agreement or in relation thereto.

22.	TRANSFERABILITY OF RIGHTS

22.1.
Subject to Clause 17, the Parties are not allowed to pledge, assign or otherwise transfer any Party's rights under this Agreement without prior approval of the other Party, provided however that (i) the Buyer may assign and/or transfer any right in accordance with Clause 17 without the prior approval of the Seller, (ii) the Buyer may pledge any rights arising from this Agreement to its Financing Bank or any other financier with respect to (a part of) the Property and (iii) the Buyer may assign or otherwise transfer any of its rights to a successor of the Property or Right of Leasehold or to the W&I Insurance Provider. The Parties acknowledge the limitation of subrogation provisions in the Insurance Policy.

22.2.	Third parties cannot rely on this Agreement if a Party’s rights under this Agreement have not been assigned and/or transferred in compliance with Clause 22.1 or Clause 17.

23.	TRANSFER OF RIGHTS AND CLAIMS

23.1.
Subject to Clause 23.3, all claims in connection with the Property which the Seller, ZON Holding B.V. or any of their group companies may now or at any other time be capable of enforcing against third parties, including builders, (sub)contractors, fitters and/or suppliers will be for Buyer. In as far these claims cannot be regarded as rights attached to a certain capacity (“kwalitatieve verplichtingen”) in the meaning of article 6:252 DCC, Seller hereby transfers these claims, as well as the rights under any subsidy schemes, guarantee schemes and certificates of guarantee, in each case in so far as such rights are assignable and without any requirement on the Seller to give an indemnity. Seller is also obliged to hand over to the Buyer any proofs of guarantee as may exist with respect to the Property and to do everything necessary to have these placed in the name of the Buyer. The Seller and the Buyer will after the Transfer Date in good faith and without delay discuss and take action to inform the contracting parties about the transfer of rights and – where necessary – will obtain the cooperation of those parties in this respect.

23.2.
The Seller shall effectuate the transfer of rights referred to in Clause 23.1 at the Transfer Date immediately after the execution of the Deed of Leasehold. If and to the extent the effectuation of the transfer of rights is not possible, the Seller will (i) on the Buyer’s own behalf and for its own risk and expenses grant an irrevocable power of attorney to the Buyer to exercise Sellers remaining rights and will at the request of the Buyer provide the Buyer with a document appointing the Buyer as a power of attorney ad litem (proces-volmacht), (ii) provide all required cooperation to the Buyer and its representatives and (iii) transfer to the Buyer any payments made to the Seller in such respect.

23.3.
In deviation of Clause 23.1 and without prejudice to Clause 11, the Seller does not transfer the claim it has with respect to the dispute with contractor ASK as referred to in Clause 11.1, as result of which the claim will remain with the Seller. The Seller will be obliged to arrange for the wall panels of object 3837 (cadastrally known as Municipality of Grubbenvorst, Section M, Number 616, Municipality of Venlo, Section X, Numbers 1465, 1467 and 1469) to be repaired/brought in conformity with the relevant agreement with the contractor and the quality level of the (rest of the) building, without any disruption to (the management of) the park and its tenants and on or before the date falling 2 years after the Transaction Date (the “Ultimate Repair Date”).

The Buyer shall inform the Seller that the obligations of the Seller pursuant to this Clause 23.3 have been met as soon as the tenants have confirmed in writing their satisfaction with the quality level of the building and the repair, or as soon as through a court procedure or arbitration it is confirmed that the wall and floor panels are repaired/brought in conformity with the relevant agreement with the contractor and the quality level of the (rest of the) building.

23.4.
The Seller shall on the Transfer Date hand over to Buyer all energy performance certificates (“energieprestatiecertificaten”) or similar documents within the meaning of the Energy Performance (Buildings) Decree (“Besluit energieprestatie gebouwen”) with respect to the Property.

23.5.	As soon as possible but no later than one (1) month after the Transfer Date, the Seller will hand over to the Buyer the following documents:

a.
all revision drawings, maintenance manuals and user manuals, structural drawings, drawings relating to the technical systems and all drawings related to the, as well as any licences and permits relating to the construction of the Property;

b.
all building warranties and guarantees provided by contractors and subcontractors and suppliers, including proof that the transfer to the Buyer of all warranties and guarantees has been successfully effectuated; and

c.	all (original) lease agreements (including annexes thereto), riders and guarantees.

24.	ADDITIONAL OBLIGATIONS SELLER
FPV-ROFR's

24.1.
The Seller has informed and represents to the Buyer that the Seller has received FPV-ROFR with regard to each part of land in the Fresh Park Venlo Area (excluding the Property) and has included the main terms and relevant timing of exercising such rights in Annex 22 (FPV-ROFR Provisions). The Seller and Buyer agree that the Seller shall timely inform the Buyer of any forthcoming FPV-ROFR and if the Buyer decides it would like to exercise such right, the Seller shall, in accordance with the provisions hereinafter, put Buyer in a position to do so. The Seller acknowledges the commercial importance hereof to the Buyer and that the Buyer has agreed to the Purchase Price because of the FPV-ROFR and has allocated a material part of the Purchase Price to this right.

24.2.	Each of the Seller and ZON Holding B.V. will and shall procure that any of their group companies will:

a.	keep Buyer pro-actively informed on all updates with regard to any FPV-ROFR;

b.	inform the Buyer without delay of any (i) forthcoming exercise of a FPV-ROFR, (ii) actual right to exercise a FPV-ROFR and (iii) provide a clear overview of relevant timing and terms of such right(s);

c.	at the request of the Buyer provide all information to the Buyer with respect to any FPV-ROFR;

d.	if and when any FPV-ROFR can be exercised, offer the Buyer the possibility to either:

1.
amend (expand) the Right of Leasehold to include the offered plot, under the simultaneous amendment of the Leasehold Conditions (regarding the - average – leasehold land value and payable ground rent) in accordance with the systematics of the existing conditions, and purchase the building(s) on the plot to the Buyer for the same purchase price as offered to the Seller (or in case no separate price was set for the building for the difference between the total value of the object (freehold) and the value of development land in the park as meant in of the Leasehold Conditions), provided that no other changes will apply in the Leasehold Conditions or otherwise to the Buyer; or

2.	purchase and acquire the (entire) object as was offered to Seller for the same purchase price and under the same conditions as offered to the Seller; and

e.	if the Buyer accepts the offer within the time frame applicable to Seller’s right of first refusal, use its right of first refusal in order to secure the object.

24.3.
To the extent possible the Seller shall, in case the offer as meant in Clause 24.2.d.2. was made, transfer or assign the relevant FPV-ROFR to the Buyer. If such transfer or assignment is not possible, the Seller shall procure that it will secure such FPV-ROFR by exercising its rights and transfer the ownership on the same day to the Buyer.

Building 3813

24.4.
The Seller shall as soon as possible (but in any event within one (1) month) after building 3813 (cadastrally known as Municipality of Venlo, Section X, Numbers 1588 and 1587) can be transferred from the Seller without triggering reimbursement of any of the subsidies that were provided in relation to this building), offer this building for sale to the Buyer at a purchase price as commercially agreed between the Seller and the Buyer during a period of not more than 20 Business Days, provided that any agreement by the Buyer may be subject to board approval of a group company and if no such agreement is reached within such 20 Business Days, each Party shall appoint a bona fide independent expert valuator, which two valuators will appoint a third bona fide independent expert valuator and these three valuators will jointly determine the purchase price. The valuators shall take into account Royal Institute of Chartered Surveyors (RICS) valuation standards, which take into account ERV for vacancy, and these valuators shall be jointly instructed to use a market capitalization rate except if that market capitalization rate is less than 5.67% in which case 5.67% shall be used (i.e. if it was 4% based on market evidence, 5.67% would be applied and if it was 6% based on market evidence 6% would be applied). The purchase price determined by the three valuators shall be the price offered by the Seller. If such purchase price is finally determined (either by the Parties or by the valuators jointly) and accepted by the Buyer (and the Buyer has obtained the relevant approvals), the Buyer will acquire such building by amendment of (expending) the Right of Leasehold and under amendment of the Leasehold Conditions (solely regarding the – average – leasehold land value and payable ground rent) in accordance with the systematics of the existing conditions, provided that no other changes will apply in the Leasehold Conditions or otherwise to the Buyer than with respect to this building 3813. It shall be at the sole discretion of the Buyer whether it is willing to accept the building offered by the Seller.

Sale of land by Seller's group

24.5.
In the event any of the Seller, ZON Holding B.V. or any of their group companies wishes to sell, transfer or grant a right of leasehold to any plots of land it owns but which are not part of the Property, including the freehold of the Property/Right of Leasehold (listed in Annex 18) (“Remaining FPV Ownership”), the Buyer shall first be given the opportunity to include the Remaining FPV Ownership in the Right of Leasehold. The Seller shall notify the Buyer in writing, by registered letter, and offer the Remaining FPV Ownership to the Buyer to include in the Right of Leasehold, under amendment of the Leasehold Conditions (solely regarding the – average – leasehold land value and payable ground rent) in accordance with the systematics of the existing conditions, provided that no other changes will apply in the Leasehold Conditions or otherwise to the Buyer.    The Buyer shall inform the Seller in writing, by registered letter, within twenty-five (25) Business Days after receipt of the registered letter, whether the Buyer is interested in the Remaining FPV Ownership.

24.6.
In the event that the Buyer informs the Seller that it is interested to include the Remaining FPV Ownership in the Right of Leasehold, the Buyer shall make an offer and the Parties will negotiate - in good faith - on the purchase price and other conditions for a period of twenty-five (25) Business Days, during which time the Buyer may also conduct due diligence. In the event parties reach agreement, this will be confirmed in a legally binding term sheet, which may be subject to board / investment committee approval by the Buyer and/or any of its group companies.

24.7.
If the Parties fail to reach agreement the Seller will be entitled to sell the Remaining FPV Ownership to a third party at the same or higher purchase price and under similar or better (for the Seller) financial conditions as for which the Buyer finally offered to purchase the Remaining FPV Ownership from the Buyer during the negotiations period as mentioned in Clause 24.6. If the purchase price is for any reason reduced with more than 10% from the price that was finally offered by the Buyer or if the financial conditions are materially changed to the benefit of the third party, the Seller shall give the Buyer another opportunity to purchase the Remaining FPV Ownership. If the Seller has not entered into a purchase agreement regarding the Remaining FPV Ownership with the third party and has not transferred the Remaining FPV Ownership within 8 months after the offer to the Buyer, the Seller shall give the Buyer another opportunity to purchase the Remaining FPV Ownership.

24.8.
The Seller is obligated to impose the obligations as set out in Clause 24 to each of the Seller’s successors by way of a perpetual clause (kettingbeding), which shall be recorded in the deed of transfer or leasehold regarding the Remaining FPV Ownership and each such Seller's consecutive successor must impose the same obligations to its successors.

24.9.	If the Seller or any of the Seller’s successors fail to comply with the provisions of this Clause 24, the Seller (or the respective successor) shall forfeit to the Buyer:

-
regarding failure to comply with the provisions of Clause 24.1 and/or 24.2, a penalty in the amount of EUR 500,000 (five hundred thousand euro’s) regarding each FPV-ROFR, with the restriction that such a penalty is only due and payable if the non-compliance by the Seller (or its respective successor) has at that time led to the cancelation or expiration of the FPV-ROFR and therefore failure to put the Buyer (or its respective successor) in the position described in Clause 24.1, without prejudice to the right to demand specific performance and/or be compensated for any damage in this respect;

-
regarding failure to comply with the provisions of Clause 24.4, and/or 24.5 and/or 24.8, a penalty in the amount of EUR 5,000,000 (five million euro’s), without prejudice to the right to demand specific performance and/or be compensated for any damage in this respect.

24.10.
The Buyer is allowed to assign or otherwise transfer all or part of its rights pursuant to this Clause 24 to any successor to the Right of Leasehold. The Seller (or its successors) shall fully cooperate with such transfer or assignment, and shall, at first request of the Buyer, execute all relevant agreements and/or documents with respect to such transfer or assignment.

25.	RIGHT OF FIRST OFFER/APPROVAL RIGHT SELLER

25.1.	Seller’s right of first offer

25.1.1.
In the event the Buyer intends to sell and/or transfer the Right of Leasehold to a third party, it shall give the Seller a written notice in which it notifies the Seller thereof and requests the Seller to make an offer for the Right of Leasehold (an “Offer Request Notice”).

25.1.2.
Upon receipt of the Offer Request Notice, the Seller shall as soon as practically possible and in any event within 10 Business Days as from the date of receipt of the Offer Request Notice either (i) submit a non-binding offer in writing to the Buyer to acquire the Right of Leasehold (the “Non-Binding Offer”), or (ii) notify the Buyer in writing that they will not make such Non-Binding Offer.

25.1.3.
As from the date of receipt of the Offer Request Notice, the Seller has 30 Business Days to conduct due diligence and submit a binding offer in writing to the Buyer to acquire the Right of Leasehold (in accordance with Clause 25.1.4) (the “Binding Offer”).

25.1.4.	A Binding Offer shall:

a.	stipulate the purchase price offered for the Right of Leasehold;

b.	only contain market standard terms; and

c.	be irrevocable and unconditional.
In the event the Binding Offer is not in compliance with this Clause 25.1.4, it shall be deemed that no Binding Offer has been submitted, unless decided otherwise by the Buyer.

25.1.5.
In the event a Binding Offer has been submitted to the Buyer in accordance with Clause 25.1.2, the Buyer shall, as soon as practically possible and in any event within 10 Business Days as from the date of receipt of the Binding Offer, either:

a.
accept the Binding Offer – in which case Parties shall procure that the sale and transfer of the Right of Leasehold to the Seller shall be completed within one (1) month as from the date of acceptance of the Binding Offer; or

b.	decide to reject the Binding Offer, by giving written notice thereof to the Seller.
In the event that the Buyer fails to timely notify the Seller in accordance with this Clause 25.1.5, the Buyer shall be deemed to have rejected the Binding Offer.

25.1.6.	In the event that:

a.	the Seller fails to timely submit a Binding Offer or notify the Buyer pursuant to Clause 25.1.2; or

b.	the Seller informs the Buyer in writing that it will not submit a Binding Offer pursuant to Clause 25.1.2 (ii), the Buyer shall have the right to sell or transfer the Right of Leasehold to a third party in accordance with Clauses 25.2 and 25.3.

25.1.7.
In the event a Binding Offer has been submitted to the Buyer in accordance with Clause 25.1.2., the Binding Offer has been (or is deemed) rejected by the Buyer and the amount to be received by the Buyer for the Right of Leasehold from a third party is:

a.
equal to or less than the Binding Offer, the Buyer shall be only entitled (but not obliged) to sell and transfer the Right of Leasehold to the Seller who shall purchase and accept the Right of Leasehold for the price and terms as set out in the Binding Offer, whereby the Buyer shall not be required to issue any warranties or indemnities in respect of the Right of Leasehold (other than in respect of title and ownership); or

b.	higher than the Binding Offer, the Buyer shall be free to sell and transfer the Right of Leasehold in accordance with Clauses 25.2 and 25.3.

25.2.	Seller’s approval right

25.2.1.	If the Buyer intends to sell and/or transfer the Right of Leasehold to a third party, it shall give the Seller provide the Seller with a list of potential transferees (a “Transferee List”).

25.2.2.
Upon receipt of the Transferee List, the Seller shall as soon as practically possible and in any event within 10 Business Days as from the date of receipt of the Transferee List inform the Buyer in writing if it considers any of the potential transferees unsuitable as a transferee because of such party being (i) a Blocked Person, or (ii) not a capable transferee, such lack of capacity to be evidenced by the Seller (acting reasonably), and such evidence being to the satisfaction of the Buyer (acting reasonably).

25.2.3.	In the event the Seller has timely informed the Buyer in accordance with Clause 25.2.2 that it considers one or more potential transferees unsuitable because of any of the exhaustively listed grounds of Clause 25.2.2., the Buyer shall not be allowed to sell and/or transfer the Right of Leasehold to such party.

25.3.
The Buyer is obligated to impose the obligations as set out in this Clause 25 to each of the Buyer’s successors by way of a perpetual clause (kettingbeding), which shall be recorded in the Deed of Leasehold. If the Buyer or any of the Buyer’s successors fail to comply with Clause 25, the Buyer (or the respective successor) shall forfeit to the Seller an immediately payable penalty in the amount of EUR 5,000,000 (five million euro’s).

25.4.
The Seller is allowed to assign or otherwise transfer all of its rights pursuant to this Clause 25 to any successor to the Property. The Buyer (or its successors) shall fully cooperate with such transfer or assignment, and shall, at first request of the Seller, execute all relevant agreements and/or documents with respect to such transfer or assignment.

26.	ANTI-SPECULATION DETAILS

26.1.
The Buyer is not allowed to sell or transfer the Right of Leasehold to a third party, encumber the Right of Leasehold with limited rights (“beperkte rechten”) other than rights of mortgage or pledge, or transfer the beneficial title (“economische eigendom”) to a third party within 12 months after the Transfer Date.

26.2.
A transfer of the Right of Leasehold as referred to in Clause 26.1 also includes a transfer of transition under general title of shares, the transfer of voting rights on the share or in any other way obtaining control over the activities of the Buyer by a third party.

26.3.	Notwithstanding the provisions of Clauses 25 (Right Of First Offer/Approval Right Seller), 26.1, 26.2 or any other provision contained in this Agreement a transfer of the Right of Leasehold:

a.	to any affiliate of the Buyer or Hines Fresh Park Venlo B.V.;

b.
to any other third-party as part of a portfolio sale (which shall be defined as the sale or transfer of the Right of Leasehold plus the sale (regardless the structure of such sale) of one or more other interest(s) in real property with an aggregate value of at least twenty percent (20%) of the Purchase Price, whether located in the Netherlands or elsewhere which is marketed as a portfolio sale); or

c.	as part of merger, consolidation or similar transaction or is part of the disposition of all or substantially all of the assets by Hines Global Income Trust, Inc., does not constitute a breach under Clause 25 (Right of First Refusal Seller) or this Clause 25, under the condition that the Buyer imposes the obligations as set out in this Clause 25 (for the remaining period) to its successor, and furthermore complies prior to such sale or transfer with all obligations under this Agreement and the Deed of Leasehold in case of any transfer of the Right of Leasehold.

26.4.
In case of a (partial) breach of any obligation set out in this Clause 26, the Buyer will forfeit to the Seller, without further notice of default or judicial intervention being required regardless of whether or not the default is attributable, an immediately payable penalty equal to ten percent (10%) of the Purchase Price.

26.5.	The Seller may, at its sole discretion, waive the obligations as set out in this Clause 26. Such waiver will only be granted in writing. The Seller is entitled to attach conditions to such waiver.

27.	CONFIDENTIALITY AND ANNOUNCEMENTS

27.1.	Neither of the Parties will disclose nor make accessible to anyone:

a.	the existence of and/or any of the terms of this Agreement;

b.	the subject matter of negotiations between the Parties in connection with this Agreement;

c.	any other information in relation to this Agreement; or

d.	any confidential or secret knowledge or information with respect to any aspect of the respective businesses of or the respective Parties, without the prior written approval of the other Party, unless such disclosure required by law or pursuant to an order of a competent court or governmental agency or authority or stock exchange regulations. If the law, a competent court or governmental agency or authority and/or stock exchange regulations require disclosure, the Parties will consult with each other to the extent reasonably possible and lawful regarding the substance of any such disclosure prior to the time when such disclosure is required to be made, and the disclosing Party will take the interests of the other Party into account to the extent reasonably possible.

27.2.	Notwithstanding Clause 27.1, the Parties may disclose the information referred to in Clause 27.1:

a.	to those persons who or which need to be informed for the purpose of internal decision-making in connection with this Agreement;

b.	which is or has become publicly available without breach of this Agreement;

c.	to the professional advisors, auditors and bankers of that Party (subject to confidentiality undertakings being duly executed or in place in advance);

d.	to external debt financiers of the Buyer, as well as their professional advisors (subject to confidentiality undertakings being duly executed or in place in advance); and

e.	as required to conduct the defense of a claim of a third party or to initiate or conduct any dispute on the basis of, and in accordance with, this Agreement.

27.3.	No announcement or press release regarding this Agreement or any element thereof will be made or issued other than with the prior approval of each of the Parties.

28.	STANDARD HINES GLOBAL INCOME TRUST CONFIDENTIALITY CARVE-OUT

28.1.
Notwithstanding the provisions of Clause 27 or any other Clause to the contrary, the Buyer and its representatives shall be entitled to retain one copy of the “Confidential Information” to the extent necessary in order to comply with any applicable laws or regulations and document retention policies, and shall only be required to use commercially reasonable efforts to return or destroy any materials stored electronically, and the Buyer and its representatives shall not be required to return or destroy any electronic copy of the “Confidential Information” created pursuant to their standard electronic backup and archival procedures. Notwithstanding anything to the contrary herein, the Buyer or its affiliates (or any entity advised by Buyer’s affiliates) shall be permitted to disclose in press releases, U.S. Securities and Exchange Commission (“SEC”) and other filings with governmental authorities, financial statements and/or other communications such information regarding the transaction contemplated by this Agreement and/or the terms of this Agreement and any such information relating to the Property as may be necessary or advisable to comply with any applicable federal or state securities laws, rules, or regulations (including SEC rules and regulations), “generally accepted accounting principles,” or other accounting rules or procedures or in accordance with Hines Global Income Trust Inc.’s prior custom, practice, or procedure. Without limiting the foregoing, Hines Global Income Trust Inc.’s, Inc. may file this Agreement with the SEC after the execution of the same and may file a form “8-K” and/or prospectus supplement to which this Agreement may be attached.

29.	CONDITION SUBSEQUENT

29.1.	This Agreement is entered into under the following condition subsequent (“ontbindende voorwaarde”):
the Seller ultimately on the Transfer Date not being in a position to release (part of) the Property as a result of an obligation pursuant to the Municipalities (Preferential Rights) Act (“Wet voorkeursrecht gemeenten”) to offer the Property for sale to the municipal, provincial or national authorities; and

29.2.	The condition subsequent under 29.1 a. has been included for the benefit of the Parties and each Party may invoke this condition subsequent.

29.3.	If a condition subsequent is fulfilled, the Agreement will terminate, which termination will have retroactive effect between the Parties as from the date of entering into this Agreement.

30.	COOPERATION WITH BUYER'S AUDITORS AND SEC FILING REQUIREMENT'S

30.1.
The Seller shall provide to the Buyer (at the Buyer’s expense) copies of, or shall provide the Buyer access to, such factual information as may be reasonably requested by the Buyer, and in the possession or control of the Seller, or its property manager or accountants, to enable the Buyer’s auditor (Deloitte & Touche LLP or any successor auditor selected by Buyer) to conduct an audit of the income statements of the Property for the year 2018 plus up to the three prior calendar years. The Buyer shall be responsible for all out-of-pocket costs associated with this audit. The Seller shall cooperate (at no cost to the Seller) with the Buyer’s auditor in the conduct of such audit. In addition, the Seller agrees to provide to the Buyer’s auditor, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after the Transfer Date. Without limiting the foregoing, (i) the Buyer or its designated independent or other auditor may audit the Seller’s operating statements of the Property, at the Buyer’s expense, and the Seller shall provide such documentation as the Buyer or its auditor may reasonably request in order to complete such audit, and (ii) the Seller shall furnish to the Buyer such financial and other information as may be reasonably required by the Buyer or any affiliate of the Buyer to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of the Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, the Seller, its property manager or accountants, at no material cost to the Seller, and in the format that the Seller (or its property manager or accountants) have maintained such information.

31.	GENERAL TERMS AND CONDITIONS OF TAYLOR WESSING N.V.

31.1.
The services to be provided by the Notary of Taylor Wessing N.V. are subject to the general terms and conditions, which includes a limitation of liability. A copy of these general terms and conditions is attached as Annex 11.

32.	CHOICE OF FORUM AND LAW

32.1.
This Agreement and the documents to be entered into pursuant to it (save as expressly provided otherwise therein) and any contractual and non-contractual obligations arising therefrom shall be governed and construed exclusively by Dutch Law.

32.2.
All disputes (contractual or non-contractual) arising out of or in connection with this Agreement or further agreements resulting therefrom shall be settled by the competent court in Amsterdam, the Netherlands, subject to appeal and appeal in the second instance. The Parties irrevocably waive any rights that they may have or acquire to object to the jurisdiction of these courts.

To the extent permitted by applicable Law, all injunctions, provisional measures, requests for the preliminary hearing of witnesses shall be submitted to the exclusive jurisdiction of the court of Amsterdam, the Netherlands.

32.3.	The General Time Limits Act (“Algemene Termijnenwet”) applies to the time limits stated in this Agreement.

33.	NOTARY

33.1.
The Parties are aware that the Notary works with Taylor Wessing N.V., the firm that has advised the Seller in this transaction. With reference to the Code of Conduct (“Verordening beroeps- en gedragsregels”) established by the Royal Notarial Professional Organisation (“Koninklijke Notariële Beroepsorganisatie”), the Parties herewith explicitly agree and consent (i) that the Notary shall execute the Deed of Leasehold and (ii) that the Seller is assisted and represented by Taylor Wessing N.V. in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

34.	FINAL CLAUSES

34.1.	The considerations are part of this Agreement.

34.2.
The annexes of this Agreement form an integral part of this Agreement and are indissolubly linked to one another. A reference to this Agreement therefore also automatically includes a reference to the related annexes. In case of contrarieties between the provisions in this Agreement and the provisions in the annexes, the provisions in this Agreement prevail.

34.3.	Any alterations or supplements to this Agreement shall only be valid if they are agreed upon between Parties and recorded in writing.

34.4.	The obligations arising from this Agreement for Parties vis-à-vis each other are indivisible, except insofar as the nature and purpose of this Agreement expressly indicates otherwise.

34.5.
If a provision of this Agreement turns out to be void or voidable, this shall not affect the validity of the other provisions of this Agreement in as far as the provision in question does not relate to the determination or payment of the Purchase Price. In that case that what resembles the most all that what Parties would have agreed upon in a legally permissible manner if they would have designated the non-binding provision as such in a timely fashion, shall be deemed to have been agreed upon between Parties.

34.6.
All notices, announcements, approvals, permissions and requests or claims which are effected or lodged under this Agreement will be effected in English by registered post with a copy of such letter by e-mail. In connection with the execution of the provisions in this Clause:

a.
the Buyer chooses as its address for service at (1045 BW) Amsterdam, Naritaweg 165 to the attention of Mr. Andy Smith, e-mail andy.smith@hines.com, with a required copy to: Simmons & Simmons at (1082 MC) Amsterdam, Claude Debussylaan 247, to the attention of Messrs. Rob Hendriks and Martijn Stuart, e-mail rob.hendriks@simmons-simmons.com and martijn.stuart@simmons-simmons.com; and

b.	the Seller chooses at its address for service at (5928 RH) Venlo, Venrayseweg 102, to the attention of the board (Mr. A.M.A. Franken), e-mail ari.franken@royalzon.com.

34.7.	Failure by a Party to take any action, which that Party is entitled to take by virtue of this Agreement, will not be interpreted as a renunciation of that right.

34.8.	Any payment from the Seller to the Buyer pursuant to this Agreement shall, for the amount paid and to the extent possible, constitute a reduction of the Purchase Price.

Signature pages follow

Agreed and signed by:

Fresh Park Venlo B.V.

________________________________ Name: ZON Holding B.V. Title: managing director (bestuurder) Name: M.F. van Ginkel Title: managing director (bestuurder)	________________________________ Name: ZON Holding B.V. Title: managing director (bestuurder) Name: Mr. A.M.A. Franken Title: financial director (bestuurder)

HGIT Venrayseweg 100 Venlo Coöperatief U.A.

________________________________ Name: Title:	________________________________ Name: Title:

For approval and agreement to Clause 17 (Security – Assignment and Set-off), Clause 18 (Non-Compete), Clause 23 (Transfer of Rights and Claims), Clause 24 (Additional Obligations Seller) and Clause 27 (Confidentiality and announcements) up to and including Clause 34 (Final Clauses):

ZON Holding B.V.

________________________________ Name: M.F. van Ginkel Title: managing director (bestuurder)	________________________________ Name: Mr. A.M.A. Franken Title: financial director (bestuurder)

For approval and agreement to Clause 12.5 (Leases – bank guarantee) and Clause 27 (Confidentiality and announcements) up to and including Clause 34 (Final Clauses):

Logistic Park Venlo III B.V.

________________________________ Name: Title:	________________________________ Name: Title: